EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Third Amended and Restated Stock Incentive Plan of Clear Channel Outdoor Holdings, Inc. of our reports dated February 26, 2024, with respect to the consolidated financial statements of Clear Channel Outdoor Holdings, Inc. and the effectiveness of internal control over financial reporting of Clear Channel Outdoor Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, TX

May 24, 2024